Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-106861) pertaining to the 2003 Stock Incentive Plan of Cavco Industries, Inc. of our report dated May 16, 2005, to the consolidated financial statements of Cavco Industries, Inc., Cavco Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cavco Industries, Inc., included in its Annual Report (Form 10-K) for the year ended March 31, 2005.

/s/ Ernst & Young LLP

Phoenix, Arizona
May 16, 2005